UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 11, 2021

SITE Centers Corp.

(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 755-5500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, Par Value $0.10 Per Share	SITC	New York Stock Exchange
Depositary Shares, each representing 1/20 of a share of 6.375% Class A Cumulative Redeemable Preferred Shares without Par Value	SITC PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2021, SITE Centers Corp. (the “Company”) entered into an employment agreement (the “New Employment Agreement”) with Christa Vesy, the Company’s Executive Vice President and Chief Accounting Officer. The New Employment Agreement, which is effective as of September 11, 2021, supersedes and replaces the Company’s prior employment agreement with Ms. Vesy entered into on December 1, 2016 (as amended, the “2016 Employment Agreement”). The term of the New Employment Agreement is expected to end on September 11, 2024.

In addition to making certain non-substantive, conforming and clarifying changes, the New Employment Agreement otherwise modifies the 2016 Employment Agreement as follows:

•	Increases Ms. Vesy’s minimum annual base salary rate from $380,000 per year to $425,000 per year;

•

Increases Ms. Vesy’s annual cash incentive opportunity, as a percentage of her year-end base salary rate, from a threshold of 20%, target of 40% and maximum of 80% to a threshold of 40%, target of 80% and maximum of 120%;

•	Provides for Ms. Vesy to receive the following equity awards (rather than her prior annual equity incentive award opportunity based on her year-end base salary and annual cash bonus):

•

an initial grant of approximately $300,000 in service-based restricted share units (“RSUs”) generally vesting in substantially equal installments on each of the first three anniversaries of the grant date (the “Initial RSUs”). The Initial RSUs will provide that dividend equivalents will be deferred and paid in Company shares upon the vesting of the Initial RSUs;

•

beginning in 2022, an annual grant of approximately $50,000 in service-based RSUs generally vesting ratably in three substantially equal installments on each of the first three anniversaries of the grant date, which RSUs will provide for earned dividend equivalents to be paid in cash on a current basis (the “Annual RSUs”); and

•

beginning in 2022, an annual grant of approximately $100,000 in target value of performance-based RSUs (“Annual PRSUs”) generally vesting from 0% to 200% based on performance after the end of a three-year performance period. Performance objectives for the Annual PRSUs will be weighted at least 50% on the Company’s relative total shareholder return performance compared to a peer group selected by the Company, and the Annual PRSUs will provide for earned dividend equivalents to be paid in Company shares upon the vesting of the Annual PRSUs;

•

Provides Ms. Vesy with eligibility for accelerated vesting of her Initial RSUs, Annual RSUs and Annual PRSUs in the event that Ms. Vesy’s employment with the Company is terminated by the Company without cause (as defined in the New Employment Agreement), by Ms. Vesy for good reason (as defined in the New Employment Agreement), by the Company due to Ms. Vesy’s total disability (as defined in the New Employment Agreement), or due to Ms. Vesy’s death;

•	Conforms definitions of cause and good reason in the New Employment Agreement generally to those used for the Company’s other executive officers under their employment agreements;

•

Modifies Ms. Vesy’s severance compensation arrangement to provide for: (1) in a termination without cause or for good reason, the value of her annual cash incentive compensation for the year of termination based on actual performance for the entire performance period and pro-rated based on her service during the performance period (rather than just pro-rated at target); (2) elimination of the payment of a cash severance multiple to Ms. Vesy in the event her employment is terminated as a result of death or disability; (3) an increase in health, dental and vision insurance benefits from 12 to 18 months as a result of death or disability; and (4) elimination of outplacement services for a termination without cause or for good reason or for a qualified termination in connection with a change in control of the Company;

•

Subjects any payment Ms. Vesy would receive in connection with a change in control of the Company to a “best of net” cutback provision with respect to any excess parachute payments under applicable tax code provisions; and

•

Modifies Ms. Vesy’s cash severance compensation arrangement to equal (1) for a termination without cause or for good reason, 1.5 times the sum of Ms. Vesy’s base salary plus her last three-year average annual cash incentive compensation, and (2) for a qualified termination in connection with a change in control of the Company, 2.5 times the sum of Ms. Vesy’s base salary plus her last three-year average annual cash incentive compensation.

The foregoing is only a brief description of the material changes from the 2016 Employment Agreement reflected in the New Employment Agreement, does not purport to be a complete description of such New Employment Agreement, and is qualified in its entirety by reference to the New Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

10.1	Employment Agreement, dated as of September 11, 2021, by and between the Company and Christa Vesy

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITE CENTERS CORP.

By:	/s/ Aaron M. Kitlowski
Name: Aaron M. Kitlowski
Title: Executive Vice President, General Counsel and Secretary

Date: September 13, 2021